UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2020

ZOOMPASS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-203997	30-0796392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2455 Cawthra Rd, Unit 75

Mississauga, ON L5A3P1, CANADA

(Address of Principal Executive Offices)

(Zip Code)

647-406-1199

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Exchange on Which Registered
Common	MCTC	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed on October 22, 2018, in a Form 8-K for Zoompass Holdings, Inc. (the “Company”), the Company and Virtublock Global Corp. (“Virtublock”) entered into that certain Stock Purchase Agreement, dated October 17, 2018, pursuant to which the Company purchased certain business assets that represents a business from Virtublock (the “Assets”) in consideration of the issuance of 44,911,724 shares of Company common stock (the “Stock Purchase Agreement”). Virtublock is controlled by Mahmoud Hashem, a former officer and director of the Company.

Following entry into the Stock Purchase Agreement, the Company determined that the Assets should be deemed impaired because such Assets have a market price less than the value initially listed on the Company's balance sheet or assumed/set forth in the Stock Purchase Agreement.

As a result of such impairment, the parties entered into a General Release agreement, dated November 29, 2019, pursuant to which the Stock Purchase Agreement was deemed cancelled, each party acknowledged and agreed that no party has or shall have any claim with respect to intellectual property, software or other assets owned by any other party and that no agreements exist or remain unsatisfied with respect to the transfer of any asset from a releasing party to any other party, and Virtublock assigned and transferred the 44,911,724 shares of common stock of the Company to the Company for cancellation. As a result such shares were cancelled and the total outstanding shares of the Company was reduced from 116,095,498 to 71,183,774, as of February 27, 2020. This reversal of the 44,911,724 shares of common stock will be recognized in the Q4 financials of Zoompass Holdings Inc.

Zoompass Holdings Inc, complete a transaction with a third party Canadian entity which resulted in the issuance of 3,319,162 shares. These shares were part of an assignment agreement to retire debt owed to the former CEO of Zommpass.

Item 3.02 Unregistered Sales of Equity Securities.

On February 26, 2020, the sole director of Zoompass Holdings, Inc. (the “Company”), approved the issuance of approximately 3,250,000 shares of common stock to officers and directors and a consultant for services, effective March 1, 2020, as follows:

Steve Roberts	1,000,000 shares*

Emanuel (Manny) Bettencourt	2,000,000 shares

Scott Kline	160,000 shares

* Mr. Roberts’ share issuance remains subject to ratification by the full board following appointment of additional directors to fill vacancies described below.

These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since the purchasers agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 26, 2020, Steven Roberts, the sole director of the Company appointed Emanuel (Manny) Bettencourt and Mahendra Naik to fill vacancies on the Board of Directors, each effective March 1, 2020. Mr. Roberts will remain on the Board of Directors as Chairman.

Also, effective March 1, 2020, Mr. Roberts resigned as interim Chief Executive Office and appointed Mr. Bettencourt as Chief Executive Officer and interim Chief Financial Officer and interim Secretary. The Board intends to fill the CFO and Secretary positions as soon as possible.

Emanuel (Manny) A. Bettencourt

Mr. Bettnecourt has been the Chairman & CEO of Sensor Technologies Inc. since December 2019. He has also been the Executive Chairman of W2E technology Corp. since January 2018, and Managing Director of First Principles Group Inc. since May 2002. From January 2018 until November 2018, Mr. Bettencourt was CEO and Founder of Demand Power Group Inc. Previously, he served as CFO of Distinct Infrastructure Group from August 2015 through December 2017.

Mr. Bettencourt is a graduate of the University of Toronto at Mississauga (B.COMM 1995) and holds both a CPA, CA designation.

Mahendra Naik

From 1981 through 1990 Mr. Naik served as Audit Assistant at Pricewaterhouse Coopers (PWC). From 1990 to present , Mr. Naik served as the President at FinSec Services Inc. From 1990 through 2020, Mr. Naik served as Chief Financial Officer, Director, member of Audit, Compensation and Special committees at IAMGOLD Corporation. From 2005 to present Mr. Naik served as Chairman of the Board at Fortune Minerals Limited. From 2000 through 2014 Mr. Naik served as Chief Financial Officer and Senior Business Executive at Fundeco Inc. Mr. Naik earned his Bachelors of Commerce Degree in 1985 from the University of Toronto, in Ontario.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOMPASS HOLDINGS, INC.

Dated: February 28, 2020

By: /s/ Steve Roberts
Steve Roberts Interim Chief Executive Office

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